EX-99.d.2

Delaware Management Company

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

April 22, 2025

Ivy Variable Insurance Portfolios

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Re:   Expense Limitations

To whom it may concern:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Ivy Variable Insurance Portfolios set forth below (each a “Series”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Series’ total annual series operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from May 1, 2025 through April 30, 2026. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Series’ Board of Trustees and the Manager.

Fund	Expense Cap
Macquarie VIP Asset Strategy Series	0.60%
Macquarie VIP Balanced Series	0.77%
Macquarie VIP Core Equity Series	0.70%
Macquarie VIP Corporate Bond Series	0.53%
Macquarie VIP Energy Series	0.86%
Macquarie VIP Global Growth Series	0.79%
Macquarie VIP Growth Series	0.76%
Macquarie VIP International Core Equity Series	0.86%
Macquarie VIP Limited-Term Bond Series	0.54%
Macquarie VIP Mid Cap Growth Series	0.85%
Macquarie Natural Resources Series	0.98%
Macquarie VIP Small Cap Growth Series	0.89%
Macquarie VIP Smid Cap Core Series	0.94%
Macquarie VIP Value Series	0.73%
Macquarie VIP Pathfinder Moderate—Managed Volatility Series	0.24%
Macquarie VIP Pathfinder Moderately Aggressive—Managed Volatility Series	0.24%
Macquarie VIP Pathfinder Moderately Conservative—Managed Volatility Series	0.24%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Series expenses at any time in the future.

Delaware Management Company, a series of

Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President